Exhibit 99.1

                         Abraxas Petroleum Corporation
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007 Office:
                     210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE


      Abraxas Acquires Additional Interest in Developing Resource Gas Play
                           in Core West Texas Property

SAN ANTONIO (July 11, 2005) - Abraxas Petroleum Corporation ("Abraxas") (AMEX:ABP) today announced that it has acquired an average 44% of the mineral rights, all executive rights and certain surface rights under approximately 12,000 contiguous acres in the Oates SW Field area of West Texas, plus a 3-year lease on a large portion of the remaining mineral interests, for approximately $2.9 million. A conference call to discuss this acquisition has been scheduled for 3:00 p.m. CT today.

The acquisition has an immediate positive impact to Abraxas' proved reserve base by adding 2.0 Bcfe and $3.6 million in PV10 (based on SEC pricing at 12/31/04), as Abraxas' net revenue interest increased approximately 9% in wells located on this acreage with booked proved reserves.

In the Oates SW Field area, Abraxas has one horizontal well producing from the Devonian formation and one 16,500' horizontal well currently drilling to the Devonian.

In addition to Devonian potential, there are several shallower zones that are prospective on Abraxas' acreage. Recent industry interest has led to very active leasing in the area while information gained from our current drilling operations and log analysis of abandoned wells have indicated the potential for a large resource gas play. Based on preliminary internal calculations, our acreage could contain over 2 Tcf of gas in place, in thick Wolfcamp turbidite sands between 8,000' and 9,500' - actual reserves will depend on the recovery factor; however, these sands appear technically similar to other tight gas sand resource plays currently being successfully developed in North America. Assuming 160-acre spacing per well, our acreage could contain 76 locations, 9 of which are potential re-entries of former producing wells, some of which still have casing in place. Drilling results and open hole logs indicate that other formations above the Devonian, in addition to the Wolfcamp, may also be gas productive.

"We are  very  fortunate  to  have  acquired,  at  attractive  economics,  these interests in our Oates SW Field area as it adds a significant number of potential drilling locations to our inventory, and due to the perpetual nature of these interests, they have no timing constraints. This acquisition has the potential of greatly increasing our proved reserves in an area where infrastructure is already in place. With our own workover rig and employees, we have already commenced operations to complete the first of nine available re-entry wells, in the top three Wolfcamp sands. While we remain confident in our production and capital expenditure guidance, after reallocating a portion of our remaining capital budget to this acquisition, the opportunity may arise to increase our drilling activity later in the year, if early re-entries prove successful. The balance of our drilling this year will focus on West Texas and Wyoming," commented Bob Watson, Abraxas' President and CEO.

Abraxas previously announced that it anticipated results from the third horizontal well in South Texas before the end of the 2nd quarter; however, due to delays in procuring equipment, results are now anticipated in the 3rd quarter.

Conference call information: please dial the toll-free number listed below ten minutes before the scheduled start time (3:00 p.m. CT) to participate in the call:

                                 1.800.262.1292
                           Confirmation Code: 4978839

If you are unable to participate in the call, a replay service is available. Conference replay will begin at approximately 6:00 p.m. CT on July 11, 2005 and end at midnight CT on July 18, 2005. The toll-free replay number is 1.888.203.1112, confirmation code 4978839.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com